CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Strategic Accelerated Redemption Securities® Linked to the Brent Crude Oil Futures Contract, due January 18, 2013	500,100	$10.00	$5,001,000	$573.11

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-180488

The notes are being offered by Bank of America Corporation (“BAC”). The notes will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-4 of this term sheet and “Risk Factors” beginning on page S-10 of product supplement STR-3. The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$10.00	$5,001,000
Underwriting discount	$0.10	$50,010
Proceeds, before expenses, to BAC	$9.90	$4,950,990

Merrill Lynch & Co. July 2, 2012

500,100 Units Strategic Accelerated Redemption Securities Linked to the Brent Crude Oil Futures Contract, due January 18, 2013 $10 principal amount per unit Pricing Date July 2, 2012 Settlement Date July 10, 2012 Maturity Date January 18, 2013 CUSIP No. 06051R626 Strategic Accelerated Redemption Securities® The notes have a maturity of approximately six months The notes will be called at $10 per unit plus a Call Premium of 16.40% if the price of the Brent Crude Oil Futures Contract on the Observation Date is equal to or greater than 100% of its Starting Value 1-to-1 downside exposure to decreases in the price of the Brent Crude Oil Futures Contract All payments occur at maturity and are subject to the credit risk of Bank of America Corporation No periodic interest payments No listing on any securities exchange

Strategic Accelerated Redemption Securities® Linked to the Brent Crude Oil Futures Contract, due January 18, 2013

Summary

The Strategic Accelerated Redemption Securities® Linked to the Brent Crude Oil Futures Contract, due January 18, 2013 (the “notes”), are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BAC.

The notes have only one Observation Date, which will occur approximately six months after the pricing date. The notes provide for an automatic call if the Observation Level of the Brent Crude Oil Futures Contract (as defined and described below) on the Observation Date is equal to or greater than the Call Level. If the notes are called on the Observation Date, you will receive on the Call Settlement Date an amount per unit (the “Call Amount”) equal to the Original Offering Price of the notes plus the Call Premium. The Call Settlement Date for the Observation Date will be the maturity date. If your notes are not called, the amount you receive on the maturity date (the “Redemption Amount”) will be less than the Original Offering Price per unit and will be based on the percentage decrease in the price of the Brent Crude Oil Futures Contract from the Starting Value to the Ending Value. Investors must be willing to forgo interest payments on the notes and be willing to accept a repayment that may be less, and potentially significantly less, than the Original Offering Price of the notes.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STR-3. Unless otherwise indicated or unless the context requires otherwise, all references in this term sheet to “we,” “us,” “our,” or similar references are to BAC.

Terms of the Notes

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10.00 per unit
Term:	Approximately six months
Market Measure:

The front month futures contract for deliverable grade Brent crude oil (the “Brent Crude Oil Futures Contract”) traded on the ICE Futures Europe (“ICE”) and displayed on Bloomberg Page “CO1 <CMDTY>” (or any applicable successor page). The contract that was used to determine the Starting Value was the contract scheduled for delivery in August 2012. The contract that will be used to determine the Ending Value will be the contract scheduled for delivery in February 2013, subject to adjustment depending on when the Observation Date occurs. The Brent Crude Oil Futures Contract is described in more detail on page TS-7 of this term sheet.

Starting Value:	97.34
Ending Value:	The Observation Level
Observation Level:

The official settlement price of the Brent Crude Oil Futures Contract, as reported on Bloomberg L.P., on the Observation Date. If it is determined that the scheduled Observation Date is not a Market Measure Business Day, or if a Market Disruption Event occurs on the scheduled Observation Date, the Observation Level will be determined as more fully described beginning on page S-25 of product supplement STR-3.

Observation Date:	January 11, 2013
Call Level:	97.34 (100% of the Starting Value)
Call Amount (per Unit):	$11.64
Call Premium:	16.40% of the Original Offering Price.
Call Settlement Date:	January 18, 2013
Threshold Value:	97.34 (100% of the Starting Value). Accordingly, you will lose all or a portion of your investment if the Ending Value is less than the Starting Value.
Calculation Agent:	MLPF&S, a subsidiary of BAC
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.10 per unit as listed on the cover page and an additional charge of $0.05 per unit more fully described on page TS-6.

Determining Payment on the Notes

Automatic Call Provision:

The notes will be automatically called on the Observation Date if the Observation Level on the Observation Date is equal to or greater than the Call Level. If the notes are called, you will receive on the Call Settlement Date the Call Amount per unit, which is equal to the Original Offering Price per unit plus the Call Premium.

Payment at Maturity:

If the notes are not called, you will receive the Redemption Amount per unit on the maturity date, calculated as follows:

Strategic Accelerated Redemption Securities®	TS-2

Strategic Accelerated Redemption Securities® Linked to the Brent Crude Oil Futures Contract, due January 18, 2013

Hypothetical Payments

Set forth below are two hypothetical examples of payment calculations (rounded to two decimal places). These examples have been prepared for purposes of illustration only. Your actual return will depend on the actual Starting Value, Threshold Value, Call Level, Observation Level and term of your investment. These hypothetical examples are based on:

1)	a Starting Value and Threshold Value of 100.00;

2)	a Call Level of 100.00, or 100% of the Starting Value;

3)	the term of the notes of July 10, 2012 to January 18, 2013;

4)	the Call Premium of 16.40% of the Original Offering Price per unit; and

5)	the Observation Date occurring on January 11, 2013.

The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only. The actual Starting Value is 97.34, which was the settlement price of the Brent Crude Oil Futures Contract on the pricing date. For recent actual values of the Brent Crude Oil Futures Contract, see “The Brent Crude Oil Futures Contract” section below, beginning on page TS-7.

Notes Are Called on the Observation Date

The notes will be called at $10.00 plus the Call Premium on the Observation Date if the Observation Level is equal to or greater than the Call Level.

Example 1 –The Observation Level on the Observation Date is 120.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $1.64, or $11.64 per unit.

Notes Are Not Called on the Observation Date

Example 2 – The notes are not called on the Observation Date and the Ending Value is less than the Threshold Value. The Redemption Amount will be less, and possibly significantly less, than the Original Offering Price per unit. For example, if the Ending Value is 85.00, the Redemption Amount will be:

$10 +	[	$10 ×	(85.00 – 100.00)	]	= $8.50	per unit
100.00

Summary of the Hypothetical Examples
	Notes Are Called on the Observation Date	Notes Are Not Called on the Observation Date
	Example 1	Example 2

Starting Value	100.00	100.00

Call Level	100.00	100.00

Threshold Value	100.00	100.00

Observation Level/Ending Value	120.00	85.00

Return of the Brent Crude Oil Futures Contract	20.00%	-15.00%

Return of the Notes	16.40%	-15.00%

Redemption Amount per Unit	$11.64	$8.50

Strategic Accelerated Redemption Securities®	TS-3

Strategic Accelerated Redemption Securities® Linked to the Brent Crude Oil Futures Contract, due January 18, 2013

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. The following is a list of certain of the risks involved in investing in the notes. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-10 of product supplement STR-3, page S-5 of the MTN prospectus supplement, and page 8 of the prospectus identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	If the notes are not called, your investment will result in a loss; there is no guaranteed return of principal.

▪	Your return, if any, is limited to the return represented by the Call Premium.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity

▪	Your investment return may be less than the return on a comparable investment directly in the Brent Crude Oil Futures Contract.

▪	You must rely on your own evaluation of the merits of an investment linked to the price of the Brent Crude Oil Futures Contract.

▪

Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪

If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for the notes due to, among other things, the inclusion of fees charged for developing, hedging and distributing the notes, as described on page TS-6, and various credit, market and economic factors that interrelate in complex and unpredictable ways.

▪	A trading market is not expected to develop for the notes. MLPF&S is not obligated to make a market for, or to repurchase, the notes.

▪	The amount that you receive at maturity will not reflect changes in the price of the Brent Crude Oil Futures Contract other than on the Observation Date.

▪	Ownership of the notes will not entitle you to any rights with respect to crude oil or any related futures contracts.

▪

If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the Original Offering Price.

▪	The price of the Brent Crude Oil Futures Contract may change unpredictably, affecting the value of the notes in unforeseeable ways.

▪	Suspensions or disruptions of trading in crude oil and related futures contracts may adversely affect the value of the notes

▪	The notes will not be regulated by the U.S. Commodity Futures Trading Commission.

▪	Trading by us and our affiliates in related futures and options contracts may affect your return.

▪	Our trading and hedging activities may create conflicts of interest with you.

▪	Our hedging activities may affect your return on the notes and their market value.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪

The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” and “Material U.S. Federal Income Tax Considerations” below and “U.S. Federal Income Tax Summary” beginning on page S-45 of product supplement STR-3.

Additional Risk Factors

The price movements in the Brent Crude Oil Futures Contract may not correlate with changes in Brent crude oil’s spot price.

The Brent Crude Oil Futures Contract is a futures contract for Brent crude oil that trades on the ICE. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, a commodity futures contract is typically an agreement to buy a set amount of an underlying physical commodity at a predetermined price during a stated delivery period. A futures contract reflects the expected value of the underlying physical commodity upon delivery in the future. In contrast, the underlying physical commodity’s current or “spot” price reflects the immediate delivery value of the commodity.

The notes are linked to the Brent Crude Oil Futures Contract and not to the spot price of Brent crude oil, and an investment in the notes is not the same as buying and holding Brent crude oil. While price movements in the Brent Crude Oil Futures Contract may correlate with changes in Brent crude oil’s spot price, the correlation will not be perfect and price movements in the spot market for Brent crude oil may not be reflected in the futures market (and vice versa). Accordingly, an increase in the spot price of Brent crude oil may not result in an increase in the price of the Brent Crude Oil Futures Contract. The price of the Brent Crude Oil Futures Contract may decrease while the spot price for Brent crude oil remains stable or increases, or does not decrease to the same extent.

The market value of the notes may be affected by price movements in distant-delivery futures contracts associated with the Brent Crude Oil Futures Contract.

The price movements in the Brent Crude Oil Futures Contract may not be reflected in the market value of the notes. If you are able to sell your notes, the price you receive could be affected by changes in the values of futures contracts for Brent crude oil that have more distant delivery dates than the Brent Crude Oil Futures Contract. The prices for these distant-delivery futures contracts may not increase to the same extent as the prices of the Brent Crude Oil Futures Contract, or may decrease to a greater extent, which may adversely affect the value of the notes.

Strategic Accelerated Redemption Securities®	TS-4

Strategic Accelerated Redemption Securities® Linked to the Brent Crude Oil Futures Contract, due January 18, 2013

The notes include the risk of a concentrated position in a single commodity.

The notes are linked to a single exchange-traded physical commodity underlying the Brent Crude Oil Futures Contract, Brent crude oil. An investment in the notes may therefore carry risks similar to a concentrated investment in a single commodity. Accordingly, a decline in the value of Brent crude oil may adversely affect the price of the Brent Crude Oil Futures Contract and the value of the notes. Technological advances or the discovery of new oil reserves could lead to increases in worldwide production of oil and corresponding decreases in the price of Brent crude oil. In addition, further development and commercial exploitation of alternative energy sources and technologies, including solar, wind, or geothermal energy and hybrid and electric automobiles, could reduce the demand for Brent crude oil and result in lower prices. As a result of any of these events, the value of the notes could decrease.

Crude oil prices can be volatile as a result of various factors that we cannot control, and this volatility may reduce the value of the notes.

Historically, oil prices have been highly volatile. They are affected by numerous factors, including oil supply and demand, the level of global industrial activity, the driving habits of consumers, political events and policies, regulations, weather, fiscal, monetary and exchange control programs, and, especially, direct government intervention such as embargoes, and supply disruptions in major producing or consuming regions such as the Middle East, the United States, Latin America, and Russia. The outcome of meetings of the Organization of Petroleum Exporting Countries also can affect liquidity and world oil supply and, consequently, the value of the Brent Crude Oil Futures Contract. Market expectations about these events and speculative activity also may cause oil prices to fluctuate unpredictably. If the volatility of Brent crude oil and the Brent Crude Oil Futures Contract increases or decreases, the value of the notes may be adversely affected.

Furthermore, a significant proportion of world oil production capacity is controlled by a small number of producers. These producers have, in certain recent periods, implemented curtailments of output and trade. These efforts at supply curtailment, or the cessation of supply, could affect the value of the Brent Crude Oil Futures Contract. Additionally, the development of substitute products for oil could adversely affect the value of the Brent Crude Oil Futures Contract and the value of the notes.

The policies of the ICE are subject to change, in a manner which may reduce the value of the notes.

The policies of the ICE concerning the manner in which the price of Brent crude oil is calculated may change in the future. The ICE is not our affiliate, and we have no ability to control or predict the actions of the ICE. The ICE may also from time to time change its rules or bylaws or take emergency action under its rules. The ICE may discontinue or suspend calculation or dissemination of information relating to the Brent Crude Oil Futures Contract. Any such actions could affect the price of the Brent Crude Oil Futures Contract, and therefore, the value of the notes.

Investor Considerations

You may wish to consider an investment in the notes if:

▪

You anticipate that the price of the Brent Crude Oil Futures Contract will be equal to or greater than the Call Level on the Observation Date and you seek a return at maturity equal to the Call Premium in that case.

▪

You are willing to receive a pre-determined return on your investment, capped at the Call Premium, if the notes are called, regardless of the performance of the Brent Crude Oil Futures Contract from the Starting Value to the Observation Level.

▪	You are willing to accept that the notes may not be called, in which case your return on your investment will be equal to or less than the Original Offering Price per unit.

▪	You accept that your investment will result in a loss, which could be significant, if the price of the Brent Crude Oil Futures Contract decreases below the Threshold Value on the Observation Date.

▪	You are willing to forgo interest payments on the notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪	You seek exposure to the price of the Brent Crude Oil Futures Contract with no expectation of the benefits of owning the Brent Crude Oil Futures Contract or any related futures contracts.

▪

You are willing to accept that a trading market is not expected to develop for the notes. You understand that secondary market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪	You are willing to make an investment, the payments on which depend on our creditworthiness, as the issuer of the notes.

The notes may not be an appropriate investment for you if:

▪	You anticipate that the price of the Brent Crude Oil Futures Contract will be less than the Call Level on the Observation Date.

▪	You seek a return on your investment that will not be capped at the Call Premium.

▪	You seek principal protection or preservation of capital.

▪	You seek interest payments or other current income on your investment.

▪	You seek an investment that provides you with benefits of owning the Brent Crude Oil Futures Contract or any related futures contracts.

▪	You seek assurances that there will be a liquid market if and when you want to sell the notes prior to maturity.

▪	You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the notes.

Strategic Accelerated Redemption Securities®	TS-5

Strategic Accelerated Redemption Securities® Linked to the Brent Crude Oil Futures Contract, due January 18, 2013

Other Terms of the Notes

The provisions of this section supersede and replace the definition of “Market Disruption Event” set forth in product supplement STR-3.

Market Disruption Event

A “Market Disruption Event” means any of the following events as determined by the calculation agent:

(A)	the suspension of, or material limitation on, trading in Brent crude oil, or futures contracts or options related to Brent crude oil, on the Relevant Market (as defined below);

(B)	the failure of trading to commence, permanent discontinuance of trading, or a discontinuance of trading at or within 15 minutes of the close, in Brent crude oil, or futures contracts or options related to Brent crude oil, on the Relevant Market;

(C)	the failure of the ICE to calculate or publish the official settlement price of Brent crude oil for that day (or the information necessary for determining the official settlement prices); or

(D)	any other event which the calculation agent determines, in its sole discretion, materially interferes with its ability or the ability of any of its affiliates to unwind all or a material portion of a hedge that the calculation agent or its affiliates have effected or may effect in connection with the notes.

For the purpose of determining whether a Market Disruption Event has occurred:

(A)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular trading hours of the Relevant Market; and

(B)	a suspension of or material limitation on trading in the Relevant Market will not include any time when trading is not conducted or prices are not quoted by the ICE in the Relevant Market under ordinary circumstances.

“Relevant Market” means the market on which members of the ICE, or any successor thereto, quote prices for the buying and selling of Brent crude oil, or if such market is no longer the principal trading market for Brent crude oil or options or futures contracts for Brent crude oil, such other exchange or principal trading market for Brent crude oil, as determined in good faith by the calculation agent, which serves as the source of prices for Brent crude oil, and any principal exchanges where options or futures contracts on Brent crude oil are traded.

Supplement to the Plan of Distribution; Role of MLPF&S and Conflicts of Interest

We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering, the notes will be sold in minimum investment amounts of 100 units.

MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of FINRA Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. The public offering price includes, in addition to the underwriting discount, a charge of approximately $0.05 per unit, reflecting an estimated profit earned by MLPF&S from transactions through which the notes are structured and resulting obligations hedged. Actual profits or losses from these hedging transactions may be more or less than this amount. In entering into the hedging arrangements for the notes, we seek competitive terms and may enter into hedging transactions with MLPF&S or another of our affiliates.

All charges related to the notes, including the underwriting discount and the hedging related costs and charges, reduce the economic terms of the notes. For further information regarding these charges, our trading and hedging activities and conflicts of interest, see “Risk Factors — General Risks Relating to the Notes” beginning on page S-10 and “Use of Proceeds” on page S-23 in product supplement STR-3.

If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices. MLPF&S may act as principal or agent in these market-making transactions; however it is not obligated to engage in any such transactions.

Strategic Accelerated Redemption Securities®	TS-6

Strategic Accelerated Redemption Securities® Linked to the Brent Crude Oil Futures Contract, due January 18, 2013

The Brent Crude Oil Futures Contract

We have derived all information regarding the Brent Crude Oil Futures Contract and the ICE from publicly available sources. Such information reflects the policies of, and is subject to change without notice by, the ICE. The consequences of the ICE discontinuing trading in the Brent Crude Oil Futures Contract are discussed in the section of product supplement STR-3 beginning on page S-37 entitled “Description of the Notes — Discontinuance of a Non-Exchange Traded Fund Market Measure.” None of us, the calculation agent, or the selling agent accepts any responsibility for the calculation or dissemination of information relating to the Brent Crude Oil Futures Contract.

The Futures Market

An exchange-traded futures contract, such as the Brent Crude Oil Futures Contract, provides for the future purchase and sale of a specified type and quantity of a commodity, at a particular price and on a specific date. Futures contracts are standardized so that each investor trades contracts with the same requirements as to quality, quantity, and delivery terms. Rather than settlement by physical delivery of the commodity, futures contracts may be settled for the cash value of the right to receive or sell the specified commodity on the specified date. Exchange-traded futures contracts are traded on organized exchanges such as the ICE, known as “contract markets,” through the facilities of a centralized clearing house and a brokerage firm which is a member of the clearing house.

The ICE Futures Europe

IntercontinentalExchange, Inc. was established in May 2000. Its founding shareholders represented some of the world’s largest energy traders. In June 2001, IntercontinentalExchange, Inc. expanded its business into futures trading by acquiring the International Petroleum Exchange (the “IPE”), now the ICE, which operated Europe’s leading open-outcry energy futures exchange. Since 2003, ICE has partnered with the Chicago Climate Exchange to host its electronic marketplace. In April 2005, the entire ICE portfolio of energy futures became fully electronic.

IPE, the predecessor of the ICE was established in London in 1980 as a traditional open-cry auction market by a group of energy and trading companies. The IPE launched the gas oil futures contracts in 1981, followed by the Brent crude oil futures contract in 1988 and the natural gas futures contract in 1997.

The ICE is a “Recognized Investment Exchange” in the United Kingdom and is regulated by the U.K. Financial Services Authority. Trading in futures and options is offered exclusively electronically, and access to the trading platform is offered directly via the Internet, through private telecommunications lines, through an independent software vendor, or through the ICE exchange member’s own system.

The Brent Crude Oil Futures Contract

The “Brent Crude Oil Futures Contract” is the first nearby Brent crude oil futures contract traded on the ICE. Brent crude oil has served as a global benchmark for Atlantic Basin crude oils in general, and low-sulfur (“sweet”) crude oils in particular, since the 1970’s. The Brent Crude Oil Futures Contract is a deliverable contract based on an Exchange of Futures for Physical Delivery, or “EFP”, with an option to cash settle. This mechanism enables companies to take delivery of physical crude supplies through EFP or, alternatively and more commonly, open positions that can be cash settled at expiration.

Trading in each first nearby futures contract ceases on the business day (a trading day which is not a public holiday in England and Wales) immediately preceding:

•	either the 15th day before the first day of the delivery month, if that 15th day is a business day; or

•	if that 15th day is not a trading day, the next preceding business day.

Trading hours for the Brent Crude Oil Futures Contract are from 01:00 London local time (23:00 on Sundays) to 23:00 London local time. The contract price is in U.S. dollars and cents per barrel. The Brent Crude Oil Futures Contract trades in a contract size of 1,000 barrels (42,000 U.S. gallons). The minimum price fluctuation for the Brent Crude Oil Futures Contract is one cent per barrel, and the ICE does not set forth a standard permitted maximum price fluctuation for the Brent Crude Oil Futures Contract. The settlement price on each trading day is the weighted average price of trades during a three minute settlement period from 19:27:00, London time.

Strategic Accelerated Redemption Securities®	TS-7

Strategic Accelerated Redemption Securities® Linked to the Brent Crude Oil Futures Contract, due January 18, 2013

Historical Data on the Brent Crude Oil Futures Contract

The following graph sets forth the monthly historical prices of the Brent Crude Oil Futures Contract in the period from January 2006 through June 2012. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information from Bloomberg L.P. On the pricing date, the official settlement price of the Brent Crude Oil Futures Contract was 97.34.

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the Brent Crude Oil Futures Contract.

Strategic Accelerated Redemption Securities®	TS-8

Strategic Accelerated Redemption Securities® Linked to the Brent Crude Oil Futures Contract, due January 18, 2013

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

•

You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a callable single financial contract with respect to the Crude Oil Futures Contract.

•

Under this characterization and tax treatment of the notes, upon receipt of a cash payment at maturity or upon a sale or exchange of the notes prior to maturity, you generally will recognize short-term capital gain or loss.

Material U.S. Federal Income Tax Considerations

Set forth below is a summary of the material U.S. federal income tax considerations relating to an investment in the notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-45 of product supplement STR-3, which you should carefully review prior to investing in the notes.

General. Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the notes, we intend to treat the notes for all tax purposes as a callable single financial contract with respect to the Crude Oil Futures Contract. Under the terms of the notes, we and every investor in the notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the notes as described in the preceding sentence. This discussion assumes that the notes constitute a callable single financial contract with respect to the Crude Oil Futures Contract for U.S. federal income tax purposes. If the notes did not constitute a callable single financial contract, the tax consequences described below would be materially different.

This characterization of the notes is not binding on the Internal Revenue Service (“IRS”) or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in product supplement STR-3. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative characterizations. The discussion in this section and in the section entitled “U.S. Federal Income Tax Summary” in product supplement STR-3 assume that there is a significant possibility of a significant loss of principal on an investment in the notes.

Settlement at Maturity or Sale or Exchange Prior to Maturity. Assuming that the notes are properly characterized and treated as callable single financial contracts with respect to the Crude Oil Futures Contract for U.S. federal income tax purposes, upon receipt of a cash payment at maturity or upon a sale or exchange of the notes prior to maturity, a U.S. Holder (as defined beginning on page 62 of the prospectus) generally will recognize short-term capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s basis in the notes. The deductibility of capital losses is subject to limitations.

Possible Future Tax Law Changes. From time to time, there may be legislative proposals or interpretive guidance addressing the tax treatment of financial instruments such as the notes. We cannot predict the likelihood of any such legislation or guidance being adopted, or the ultimate impact on the notes. For example, on December 7, 2007, the IRS released Notice 2008-2 (“Notice”) seeking comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the notes. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the notes should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing, and character of income, gain, or loss in respect of the notes, possibly with retroactive effect. The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Internal Revenue Code of 1986, as amended, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset. We urge you to consult your own tax advisors concerning the impact and the significance of the above considerations. We intend to continue treating the notes for U.S. federal income tax purposes in the manner described herein unless and until such time as we determine, or the IRS or Treasury determines, that some other treatment is more appropriate.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-45 of product supplement STR-3.

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Strategic Accelerated Redemption Securities® Linked to the Brent Crude Oil Futures Contract, due January 18, 2013

Validity of the Notes

In the opinion of McGuireWoods LLP, as counsel to BAC, when the trustee has made an appropriate entry on Schedule 1 to the Master Registered Global Senior Note, dated March 30, 2012 (the “Master Note”) identifying the notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BAC, and the notes have been delivered against payment therefor as contemplated in this Note Prospectus, all in accordance with the provisions of the Senior Indenture, such notes will be legal, valid and binding obligations of BAC, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies, and further subject to 12 U.S.C. §1818(b)(6)(D) (or any successor statute) and any bank regulatory powers now or hereafter in effect and to the application of principles of public policy. This opinion is given as of the date hereof and is limited to the federal laws of the United States, the laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). In addition, this opinion is subject to the assumption that the trustee’s certificate of authentication of the Master Note has been manually signed by one of the trustee’s authorized officers and to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture, the validity, binding nature and enforceability of the Senior Indenture with respect to the trustee, the legal capacity of natural persons, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as photocopies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the letter of McGuireWoods LLP dated March 30, 2012, which has been filed as an exhibit to BAC’s Registration Statement relating to the notes filed with the SEC on March 30, 2012.

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” and “Additional Risk Factors” in the sections indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement STR-3 dated April 2, 2012:

http://www.sec.gov/Archives/edgar/data/70858/000119312512146587/d324780d424b5.htm

▪	Series L MTN prospectus supplement dated March 30, 2012 and prospectus dated March 30, 2012:

http://www.sec.gov/Archives/edgar/data/70858/000119312512143855/d323958d424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 70858.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept a degree of market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Strategic Accelerated Redemption Securities®” is our registered service mark.

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